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EXHIBIT 99.1

Contact: Stephen Tisdell
         Chief Financial Officer
         (615) 297-4255 X265
         stisdell@parking.com

CENTRAL PARKING CORPORATION REPORTS FISCAL 1999 GAINS

Nashville, Tenn. (Dec. 9, 1999) - Central Parking Corporation (NYSE: CPC) today announced results for the fourth quarter and fiscal year ended September 30, 1999. The results for all periods include the results of Allright Holdings, Inc. which was merged with a wholly owned subsidiary of Central Parking Corporation in March 1999.

         Earnings for the fiscal year ended September 30, 1999 totaled $36.6 million, or $0.99 per diluted share, excluding $45.3 million before taxes in merger and integration-related expenses, an impairment charge and realized gains on property dispositions as well as an extraordinary item of $1.0 million after taxes from the early extinguishment of debt. Earnings in the year-earlier period totaled $0.74 per diluted share. For fiscal 1999 the Company incurred on a pre-tax basis (1) merger costs of $41.0 million, (2) integration costs of $2.5 million (consisting primarily of costs related to duplicative personnel who are working on the integration), (3) additional depreciation of $1.8 million related to adopting a shorter life on Allright-related computer assets as a result of the integration process and (4) an impairment charge of $1.2 million for the writedown of an Allright real estate asset. Merger costs include a $7.0 million charge before taxes related to a restructuring agreement between Allright and Edison Parking in conjunction with the Company's merger of Allright. This charge will be reflected in the Company's results for the second quarter of fiscal 1999 when the merger and restructuring agreement were consummated. The Company reported net earnings for fiscal 1999 of $3.7 million, or $0.10 per diluted share. Revenues for fiscal 1999 were $736.5 million up 22.7% compared with revenues of $600.4 million for fiscal 1998.

         Earnings for the fourth quarter totaled $6.6 million, or $0.18 per diluted share, excluding merger and integration-related expenses, an impairment charge and realized gains on property dispositions compared with earnings of $0.19 per diluted share in the year-earlier period. Merger and integration-related expenses and an impairment charge totaled $6.7 million before taxes and consisted of (1) merger costs of $3.8 million, (2) integration costs of $0.8 million (consisting primarily of costs related to duplicative personnel who are working on the integration), (3) additional depreciation of $0.9 million related to adopting a shorter life on Allright-related computer assets as a result of the integration process and (4) an impairment charge of $1.2 million for the writedown of an Allright real estate asset. Net earnings for the fourth quarter were $2.4 million, or $0.07 per diluted share, compared with $6.8 million, or $0.19 per diluted share, in the year-earlier period. Revenues for the fourth quarter totaled $181.9 million versus $170.7 million in the year-earlier period.

         For the three months and fiscal year ended September 30, 1999, the Company recorded gains from the sale and divestiture of real estate of $1.0 million, or $0.01 per diluted share, and $4.2 million, or $0.06 per diluted share, respectively.


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         "Since our announcement last week concerning preliminary results for fiscal 1999, we did record some additional charges for health costs related to Allright employees who joined our plan at the start of the fourth quarter," stated Monroe Carell, Jr., Chairman and Chief Executive Officer. "Earnings for the full year excluding certain categorized costs were up 39% from fiscal 1998. Although our fundamental business strategy has always been firmly committed to growth, we knew that the task would be challenging of managing an approximate doubling in our number of locations during fiscal 1999, principally as a result of the Allright merger. Because of some delays in closing that transaction, we could not start the practical assimilation of the additional properties until the third quarter. Although this integration was substantially completed as planned by the end of the year, the compression of this time frame demanded a significant dedication of our managerial resources that we can now redirect to our ongoing operations.

         "A key focus for us is realizing the full synergies from the operations we added during fiscal 1999. We are confident that the results for fiscal 2000 will validate the actions we have taken to reduce expenses and establish a cohesive operating base on which to achieve future gains. We also expect to realize significant ongoing progress during the year. The approval yesterday by the Houston City Council for our management of the 24,000 municipal spaces related to Bush International and Hobby airports highlights the aggressive plan we have in place. This significant new contract follows our management starting last month of the 11,500 spaces related to Philadelphia International Airport. Each of these agreements further reinforces our confidence about the opportunities for us in the broad area of privatization of municipally owned parking facilities."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 4,850 parking facilities containing more than 1.6 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


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                           CENTRAL PARKING CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

                                                     FOURTH QUARTER ENDED
                                              ---------------------------------
                                              SEPTEMBER 30,        SEPTEMBER 30,
                                                  1999                 1998
                                              -------------       --------------
Total revenues                                $   181,855          $   170,748
Net earnings                                  $     2,448          $     6,844
Net earnings per share:
    Basic                                     $      0.07          $      0.19
    Diluted                                   $      0.07          $      0.19
Weighted average common shares:
    Basic                                          36,461               36,235
    Diluted                                        37,111               36,861
Pro forma net earnings per share:
    Basic                                     $      0.18          $      0.19
    Diluted                                   $      0.18          $      0.19


                                                         YEAR ENDED
                                              ----------------------------------
                                              SEPTEMBER 30,        SEPTEMBER 30,
                                                  1999                 1998
                                              ------------         -------------
Total revenues                                $   736,461          $   600,399
Net earnings                                        3,682               26,145
Net earnings per share:
    Basic                                     $      0.10                 0.76
    Diluted                                   $      0.10                 0.74
Weighted average common shares:
    Basic                                          36,349               34,618
    Diluted                                        37,056               35,312
Pro forma net earnings per share:
    Basic                                     $      1.01          $      0.77
    Diluted                                   $      0.99          $      0.75



Note: Pro forma adjustments add back merger-related expenses and integration costs related to the merger in March 1999 of Allright Holdings, Inc., realized property gains and impairment losses and extraordinary item.


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